Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 21, 2011, relating to the financial statements and financial highlights which appear in the September 30, 2011 Annual Reports to Shareholders of Thornburg Limited Term U.S. Government Fund, Thornburg Limited Term Income Fund, Thornburg Value Fund, Thornburg International Value Fund, Thornburg Core Growth Fund, Thornburg Investment Income Builder Fund, Thornburg Global Opportunities Fund, Thornburg International Growth Fund, Thornburg Strategic Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 27, 2012